Exhibit 5.1

[LETTERHEAD OF CONYERS DILL & PEARMAN LIMITED]

10 February 2014

441 299 4938

guy.cooper@conyersdill.com

Matter No.:347361

Doc Ref: 4845777

Freescale Semiconductor, Ltd.

Clarendon House

2 Church Street

Hamilton HM 11

Bermuda

Dear Sirs,

Freescale Semiconductor, Ltd. (the “Company”)

We have acted as special Bermuda legal counsel to the Company in connection with a registration statement on form S-3 filed with the U.S. Securities and Exchange Commission (the “Commission”) on 10 February 2014 (the “Registration Statement”, which term does not include any other document or agreement whether or not specifically referred to therein or attached as an exhibit or schedule thereto) relating to the shelf registration under the U.S. Securities Act of 1933, as amended, (the “Securities Act”) of common shares, par value US$0.01 each (“Common Shares”).

For the purposes of giving this opinion, we have examined a copy of the Registration Statement. We have also reviewed the memorandum of association and the bye-laws of the Company (together, the “Constitutional Documents”), each certified by the Resident Representative of the Company on 10 February 2014, minutes of a meeting of its directors held on 5 February 2014 certified by the Assistant Secretary of the Company (the “Resolutions”) and such other documents and made such enquiries as to questions of law as we have deemed necessary in order to render the opinion set forth below.

We have assumed (a) the genuineness and authenticity of all signatures and the conformity to the originals of all copies (whether or not certified) examined by us and the authenticity and completeness of the originals from which such copies were taken, (b) that where a document has been examined by us in draft form, it will be or has been executed and/or filed in the form of that draft, and where a number of drafts of a document have been examined by us all changes thereto have been marked or otherwise drawn to our attention, (c) the accuracy and completeness of all factual representations made in the Registration Statement and other documents reviewed by us, (d) that the Resolutions were passed at one or more duly convened, constituted and quorate meetings, or by unanimous written resolutions, remain in full force and effect and have not been, and will not be, rescinded or amended, (e) that the Constitutional Documents will not be amended in any manner that would affect the opinions expressed herein, (f) that there is no provision of the law of any jurisdiction, other than Bermuda, which would have any implication in relation to the opinions expressed herein, (g) that the Company will have sufficient authorised capital to effect the issue of any of the Common Shares at the time of issuance, (h) that the Company’s shares will be listed on an appointed stock exchange, as defined in the Companies Act 1981, as amended (the “Companies Act”), and the consent to the issue and free transfer of the shares of the Company given by the Bermuda Monetary Authority as of 14 March 2011 will not have been revoked or amended at the time of issuance of any Common Shares, (i) that all necessary corporate action will be taken to authorise and approve any issuance of Common Shares, the terms of the offering thereof and related matters, and that the applicable definitive purchase, underwriting or similar agreement will be duly approved, executed and delivered by or on behalf of the Company and all other parties thereto, (j) that the applicable purchase, underwriting or similar agreement, and any supplement thereto and any other agreement or other document relating to any Common Shares will be valid and binding in accordance with its terms pursuant to its governing law; (k) that the issuance and sale of and payment for the Common Shares will be in accordance with the applicable purchase, underwriting or similar agreement duly approved by the board of directors of the Company and the Registration Statement (including the prospectus set forth therein and any applicable supplement thereto), (l) that, upon the issue of any Common Shares, the Company will receive consideration for the full issue price thereof which shall be equal to at least the par value thereof, (m) that the Company will comply, to the extent applicable, with the requirements of Part III of the Companies Act entitled “Prospectuses and Public Offers”.

The obligations of the Company in connection with any Common Shares and any agreement or document relating thereto (a) will be subject to the laws from time to time in effect relating to bankruptcy, insolvency, liquidation, possessory liens, rights of set off, reorganisation, amalgamation, moratorium or any other laws or legal procedures, whether of a similar nature or otherwise, generally affecting the rights of creditors, (b) will be subject to statutory limitation of the time within which proceedings may be brought, (c) will be subject to general principles of equity and, as such, specific performance and injunctive relief, being equitable remedies, may not be available, (d) may not be given effect to by a Bermuda court if and to the extent they constitute the payment of an amount which is in the nature of a penalty and not in the nature of liquidated damages, and (e) may not be given effect by a Bermuda court to the extent that they are to be performed in a jurisdiction outside Bermuda and such performance would be illegal under the laws of that jurisdiction.

Notwithstanding any contractual submission to the jurisdiction of specific courts, a Bermuda court has inherent discretion to stay or allow proceedings in the Bermuda courts.

We have made no investigation of and express no opinion in relation to the laws of any jurisdiction other than Bermuda. This opinion is to be governed by and construed in accordance with the laws of Bermuda and is limited to and is given on the basis of the current law and practice in Bermuda. This opinion is issued solely for the purposes of the filing of the Registration Statement and the issuance of the Common Shares by the Company as described in the Registration Statement and is not to be relied upon in respect of any other matter.

On the basis of and subject to the foregoing we are of the opinion that:

1.	The Company is duly incorporated and existing under the laws of Bermuda in good standing (meaning solely that it has not failed to make any filing with any Bermuda governmental authority or to pay any Bermuda government fee or tax which would make it liable to be struck off the Register of Companies and thereby cease to exist under the laws of Bermuda).

2.	Upon the due issuance of Common Shares and payment of the consideration therefor, such Common Shares will be validly issued, fully paid and non-assessable (which term means when used herein that no further sums are required to be paid by the holders thereof in connection with the issue of such shares).

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm under the caption “Legal Matters” and “Enforcement of Civil Liabilities under United States Federal Securities Laws” in the prospectus forming a part of the Registration Statement. In giving such consent, we do not hereby admit that we are experts within the meaning of Section 11 of the Securities Act or that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the Rules and Regulations of the Commission promulgated thereunder.

Yours faithfully,

/s/ Conyers Dill & Pearman Limited

Conyers Dill & Pearman Limited

3